SUB-ITEM 77I(b)


WESTERN ASSET SHORT TERM YIELD FUND

Western Asset Short Term Yield Fund (the "Fund") is a series of
Legg Mason Partners Income Trust (the "Registrant").  The
Registrant filed the Amendment on June 14, 2011 pursuant to Rule
485(b) under the Securities Act of 1933, as amended, with an effective date of June 15, 2011.


WESTERN ASSET ULTRA SHORT OBLIGATIONS FUND

Western Asset Ultra Short Obligations Fund (the "Fund") is a series of Legg Mason Partners Income Trust (the "Registrant"). The Registrant filed the Amendment on September 26, 2014 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, with an effective date of October 1, 2014.